Exhibit 99.1

Esterline Corporation 500 108th Avenue NE Suite 1500 Bellevue, WA 98004	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com NYSE symbol: ESL	News

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh 425/453-9400

ESTERLINE FINALIZES ACQUISITION OF LEACH HOLDING CORP.

      BELLEVUE, Wash., August 30, 2004--Esterline Corporation (NYSE/ESL www.esterline.com) today announced that it has completed the acquisition of Leach Holding Corporation for approximately $145 million in cash. The transaction, announced July 9, adds nearly $120 million to Esterline's current annualized revenue base of $600 million.

      Leach is a leading producer of high-performance electromechanical relays, solid-state switching devices and advanced power distribution assemblies primarily for aerospace applications. The company employs more than 1,000 people in North America, Europe and Asia. Its principal aerospace operations, which account for more than 80% of revenues, are located in southern California and France. A smaller medical device manufacturing operation is located in Germany.

      Robert W. Cremin, Esterline CEO, said, "...Leach is a perfect fit with Esterline and significantly expands the tool-kit of solutions that we provide to our customers." Cremin said that aerospace switching technology is a core strength for Esterline and a niche we have been actively consolidating for many years.

      With the acquisition of Leach, Esterline now employs nearly 6,000 people around the world, focused on the manufacture of specialized components for aerospace/defense and medical markets. Approximately 80% of Esterline's total revenues are generated from aerospace/defense markets; the remaining 20% is derived from the application of these technologies into other markets, most notably medical.

      Cremin said that the Leach aerospace business will continue to run as a stand-alone operation reporting directly to Esterline. The German medical operation will report to Esterline's Interface Technologies Group headquartered in Coeur d'Alene, Idaho. Cremin said this latter arrangement is a timely response to customer requests for Esterline to establish manufacturing and engineering capability in Europe to support medical equipment growth overseas.

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About Esterline:
Esterline Corporation is a specialized manufacturing company serving principally aerospace/defense and medical markets. Esterline management views the company's businesses in three segments related to its set of core competencies: Avionics & Controls, Sensors & Systems, and Advanced Materials.

Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other high-end industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, fluid and motion control components, and other related systems principally for aerospace and defense customers. Advanced Materials focuses on process-related technologies, including high-performance elastomer products used for a wide range of military and commercial aerospace purposes and combustible ordnance and electronic warfare countermeasure products.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in the aerospace/defense industry and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 31, 2003.

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